EXHIBIT 21

                  SUBSIDIARIES OF STANDARD MOTOR PRODUCTS, INC.


                                                                       Percent
                                                State or              of Voting
                                                Country of            Securities
Name                                            Incorporation           Owned
--------------------------------------------    -------------         ---------

SMP Motor Products Limited                      Canada                  100
Motortronics, Inc.                              New York                100
Stanric, Inc. (1)                               Delaware                100
Mardevco Credit Corp. (2)                       New York                100
Standard Motor Products (Hong Kong) Limited     Hong Kong               100
Industrial & Automotive Associates, Inc.        California              100
Standard Motor Products Holdings Limited        England and Wales       100
Standard Motor Products de Mexico,
  S. De R.L. De C. V. (3)                       Mexico                  100
SMP Real Estate LLC                             Delaware                100


All of the subsidiaries are included in the consolidated financial statements of Standard Motor Products, Inc.

(1)  Mardevco Credit Corp. owns 12.7% of Stanric, Inc.
(2)  Stanric Inc. owns 14.9% of Mardevco Credit Corp.
(3) Standard Motor Products, Inc. owns 49,999 shares and Motortronics, Inc. owns 1 share of Standard Motor Products de Mexico, S. De R.L. De C.V.